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                                                                    EXHIBIT 23.1


The Stockholders


New Age Broadcasting Inc.


and The Seventies Broadcasting Corporation:


We consent to the use of our reports included herein and to the references to our firm under the headings "Selected Historical Consolidated Financial Data" and "Experts" in the prospectus.


                                          /s/ KPMG LLP



New York, New York


January 21, 1999